Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Strong First-Quarter 2020 Results
Company expects solid full-year EBITDA growth as it continues to supply essential minerals to critical industries on three continents

•	First-quarter 2020 consolidated revenue of $413.9 million, up 3% year-over-year

•	Consolidated operating earnings of $44.2 million, up 33% year-over-year, and adjusted EBITDA* of $79.6 million, 15% above first-quarter 2019 results

•	Net earnings totaled $0.80 per diluted share compared to first-quarter 2019 result of $0.22 per diluted share

•	Cash flow from operations of $228.6, up 78% from first-quarter 2019 results

•	Currently expect to generate full-year 2020 adjusted EBITDA of $330 million to
$370 million

OVERLAND PARK, Kan. (May 5, 2020) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, reported year-over-year growth in first-quarter 2020 sales, operating earnings and adjusted EBITDA* with Salt and both Plant Nutrition segments contributing positive earnings growth compared to prior-year results.

“Despite mild winter weather throughout most of our highway deicing service markets, our strong Salt price performance and a rebound in specialty plant nutrition demand in both North and South America fueled strong earnings results for us in the first quarter,” said Kevin S. Crutchfield, Compass Minerals president and CEO. “Operating as an essential business in a time of societal challenge, we are focused on protecting the health of our employees, ensuring our customers’ needs are met and maintaining the strong momentum we have created through improved production at our North American mines and our continuing enterprise-wide optimization effort. We also continue to carefully monitor and conduct deep risk assessments of the evolving situation with the COVID-19 pandemic across our operations and in our core markets. While disruptions and commercial impacts have been minimal to date, we remain vigilant in our preparation for potential changes to these conditions.”

Net earnings for the first quarter of 2020 were $27.6 million, or $0.80 per diluted share, compared to $7.6 million, or $0.22 per diluted share, in the prior-year first quarter. This improvement was driven by a year-over-year increase in operating earnings of $11.0 million as well as other non-operating foreign exchange gains of $14.3 million compared to other non-operating foreign exchange losses of $5.0 million in the first quarter of 2019.

*EBITDA (earnings before interest, taxes, stock-based compensation, depreciation and amortization), adjusted EBITDA and adjusted net earnings are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Compass Minerals Reports First Quarter Earnings

SALT BUSINESS SUMMARY
First-quarter 2020 Salt segment revenue totaled $287.8 million, a 6% decline from prior-year results, driven by a 13% decline in sales volumes partially offset by an 8% improvement in average selling prices. Both highway deicing and consumer and industrial salt sales volumes were depressed by below average winter throughout North America and the U.K. Highway deicing average sales price increased 12% due to improved North America highway deicing contract pricing, while consumer and industrial average selling price declined 3% due to sales mix impacts.

Despite lower revenue, Salt segment operating earnings increased 9% to $56.9 million from first-quarter 2019 results of $52.3 million, while EBITDA grew 6% to $71.5 million. Salt operating margin expanded to 19.8% from 17.1% in the prior year and EBITDA margin improved to 24.8% from 22.1%. These results were driven by higher average selling prices, partially offset by per-unit cost increases primarily related to lower production volumes in the U.K. and the retirement of certain mining components at Goderich that were upgraded during the March shutdown to support continued performance and reliability improvements.

Winter Weather Effect
Snow events in the 2020 first quarter in Compass Minerals’ North American market were approximately 24% below the 10-year average. For the full winter season, snow events were 13% below average. As a result, we estimate mild winter weather negatively impacted operating earnings by $15 million to $18 million in the first quarter and for the full winter season.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter Season(1)
	2020	2019	2020	2019
Favorable (unfavorable) to average weather: Sales	($40) to ($45)	$20 to $25	($40) to ($45)	$4 to $7
Operating earnings	($15) to ($18)	$8 to $10	($15) to ($18)	~$2

(1)	Includes estimated impact for the three months ended March 31 and the three months ended December 31.

PLANT NUTRITION BUSINESS SUMMARY
A return to normal weather conditions in key North American crop markets as well as improved crop economics in Brazil generated increased demand for the company's specialty plant nutrition products in North and South America during the first quarter of 2020 compared to first-quarter 2019. As a result, first-quarter 2020 sales and earnings significantly increased from prior-year levels for the company's Plant Nutrition business.

Plant Nutrition North America segment revenue in the first quarter of 2020 totaled $60.6 million, up 63% from prior-year results that were negatively impacted by cold and wet weather in key North American markets. Sales volumes increased 68% while average selling prices declined approximately 4% compared to 2019 first-quarter results. First-quarter 2020 operating earnings increased to $5.2 million from a loss of $1.6 million in the first quarter of 2019. EBITDA increased $5.7 million to $15.7 million from prior-year results of $10.0 million.

Compass Minerals Reports First Quarter Earnings

Both operating earnings and EBITDA benefited from increased sales volumes and lower shipping and handling costs, partially offset by lower average selling prices.

Plant Nutrition South America segment first-quarter 2020 revenue totaled $62.8 million, a 9% increase from 2019 results driven by an 18% increase in sales volumes partially offset by an 8% decline in average selling prices. In local currency, revenue grew 24% and average selling prices increased 5% from first-quarter 2019 results. Both agriculture and chemical solutions sales volumes increased compared to the first quarter of 2019. First-quarter 2020 operating earnings improved to $0.3 million compared to a loss of $2.6 million in the prior year, while EBITDA of $5.2 million increased $2.3 million from 2019 first-quarter results. These results were primarily driven by the increase in agriculture product sales, which benefited from improved farmer economics and fertilizer affordability compared to prior year, as well as increased chemical solutions sales driven by year-over-year growth in water treatment demand. Operating earnings and EBITDA also benefited from lower per-unit costs compared to prior year.

OTHER FINANCIAL HIGHLIGHTS
The company reported a first-quarter 2020 gain on foreign exchange of $14.3 million compared to a loss on foreign exchange of $5.0 million in the prior-year quarter. This result was primarily driven by the significant devaluation of the Canadian dollar during the first quarter.

Interest expense increased $2.8 million from first-quarter 2019 levels to $19.0 million as a result of a higher blended interest rate following the company's bond issuance and credit facility refinancing in the fourth quarter of 2019.

Income tax expense increased from $4.9 million in the first quarter of 2019 to $11.7 million in the first quarter of 2020 due to higher pre-tax income. In March, the company received a $55 million refund from the U.S. Internal Revenue Service (IRS) and expects approximately $2 million in additional refunds from various U.S. state tax authorities later in 2020.

Cash flow from operations for the first quarter of 2020 totaled $228.6 million, an increase of 78% from the prior year. Excluding the $55 million tax refund, cash flow from operations was 35% above first-quarter 2019 results primarily due to enterprise-wide working capital improvements and increased operating earnings.

The company ended the quarter with about $110 million in cash and approximately $60 million drawn on the company's $300 million revolving credit facility. The company's leverage ratio (net debt-to-EBITDA) as calculated under its credit agreement was below 3.7x at the end of the 2020 first quarter.

Strategic Review Update
In light of the current pandemic and its impact on the global economy and capital markets, we have decided to temporarily suspend our strategic review of our Plant Nutrition South

Compass Minerals Reports First Quarter Earnings

America business. We continue to believe this is a strong and attractive specialty agriculture business which can deliver growth. We remain focused on optimizing its operations and are very pleased with its first-quarter performance and rest-of-year outlook.

COVID-19 IMPACT AND OUTLOOK
As previously disclosed, the company has instituted several measures in response to the COVID-19 pandemic.

•
Employee welfare: Our management team has taken multiple actions to limit the exposure of employees to the spread of COVID-19, including instituting remote working where possible, adjusting shift schedules and crew sizes, restricting visitation to operational sites, prohibiting all business-related commercial air travel and increasing sanitation of offices and common areas within our facilities.

•
Operations: Our manufacturing facilities in North America and Brazil remained in operation throughout the first quarter. Operations at our U.K. salt mine were idled near the end of March 2020 due to the very mild winter weather experienced in that market, along with U.K. government guidance on COVID-19 preventative measures.

•
Supply chain and logistics: To date, we have experienced no material supply chain or logistics issues. We continue to evaluate potential supply chain and logistics impacts, proactively increase inventory levels of critical sourced inputs and identify secondary suppliers where possible. Both our operations and our logistics partners are deemed “essential” under current governmental guidance and we have worked to ensure we understand and comply with their safety precautions to limit potential disruptions.

Our current expectations for full-year 2020 adjusted EBITDA of $330 million to $370 million reflect the impact of mild first-quarter winter weather and an expected weak Brazilian currency for the remainder of the year. We have reduced our 2020 Salt sales volume outlook due to first-quarter winter weather weakness. We have also slightly decreased our 2020 sales volume outlook for Plant Nutrition North America to account for potential weakness stemming from COVID-19 in our core specialty crop markets. In Plant Nutrition South America our outlook is unchanged as we continue to expect agriculture product demand growth versus prior year. In addition, operational improvements are still expected to drive increased operating earnings and EBITDA, particularly in the Salt business, in the second-half of 2020. We will continue to monitor our end markets very closely for negative impacts from COVID-19. We are also pressure-testing our 2020 and 2021 business plan under various scenarios in order to assess and prioritize potential cost savings activities which we believe would mitigate potential impacts to our business outlook and liquidity position.

For the second quarter of 2020, we expect Salt segment revenue to continue benefiting from improved average selling prices as well as lower logistics costs compared to prior year, which should offset higher year-over-year per-unit costs stemming from lower U.K. production.

In the Plant Nutrition North America segment, given the robust sales generated in the first quarter, we expect a more modest year-over-year increase in second-quarter 2020 sales volumes with flat to slightly lower average selling prices compared to prior year.

Compass Minerals Reports First Quarter Earnings

Our Plant Nutrition South America segment continues to benefit from strong grower economics, which we anticipate will continue to generate year-over-year growth in revenue and earnings, although the expected weaker Brazilian currency versus prior year could offset most of these improvements as reported in U.S. dollars.

2020 OUTLOOK: FULL YEAR ADJUSTED EBITDA: $330 million to $370 million
	2Q20	FY20
Salt Segment
Volume		10.7 million to 11.1 million tons
Revenue	$110 million to $125 million
EBITDA	$28 million to $35 million
Plant Nutrition North America Segment
Volume		340,000 to 365,000 tons
Revenue	$45 million to $55 million
EBITDA	$13 million to $18 million
Plant Nutrition South America Segment
Volume		800,000 to 900,000 tons
Revenue	$75 million to $85 million
EBITDA	$8 million to $12 million
Corporate
Corporate and other expense*		$50 million to $55 million
Interest expense		$77 million to $80 million
Depreciation, depletion and amortization		$135 million to $138 million
Capital expenditures		$100 million to $110 million
Effective tax rate		~30%
*excludes depreciation, amortization and stock-based compensation.

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, May 6, 2020, at 10 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 877-614-0009. Callers must provide the conference ID number 9821597. Outside of the U.S. and Canada, callers may dial 720-452-9074. Replays of the call will be available on the company’s website. A summary of the company’s performance is included in a presentation available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty

Compass Minerals Reports First Quarter Earnings

chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Theresa L. Womble	Rick Axthelm
Director of Investor Relations	SVP, Communications & Corporate Affairs
+1.913.344.9362	+1.913.344.9198
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA, EBITDA margin, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and adjusted EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin exclude stock-based compensation, interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of these measures as used by management and a reconciliation to comparable GAAP measures is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company's ability to focus on protecting employee health, ensure customer needs are met, maintaining production improvements and continue optimization efforts; impacts of the COVID-19 pandemic; tax refunds; the strategic review of the Plant Nutrition South America business; growth potential of the Plant Nutrition South America business; foreign

Compass Minerals Reports First Quarter Earnings

currency rates; demand; operational improvements; earnings; selling prices; costs; and the company’s outlook for the second quarter of 2020 and the full year of 2020, including its expectations regarding EBITDA, volumes, revenue, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) any impact of the COVID-19 pandemic, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost saving or enterprise optimization initiatives, and (vi) the outcome of the company’s strategic evaluation of the Plant Nutrition South America business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2020	2019
Net earnings	$27.6	$7.6
Interest expense	19.0	16.2
Income tax expense	11.7	4.9
Depreciation, depletion and amortization	33.1	35.0
EBITDA	$91.4	$63.7
Adjustments to EBITDA:
Stock-based compensation - non-cash	2.4	1.1
(Gain) loss on foreign exchange	(14.3)	5.0
Other expense (income), net(1)	0.1	(0.6)
Adjusted EBITDA	$79.6	$69.2

(1)	Primarily includes interest income.

Compass Minerals Reports First Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,
	2020	2019
Sales	$287.8	$306.4
Operating earnings	$56.9	$52.3
Operating margin	19.8%	17.1%
EBITDA(1)	$71.5	$67.6
EBITDA(1) margin	24.8%	22.1%
Sales volumes (in thousands of tons):
Highway deicing	3,104	3,543
Consumer and industrial	469	551
Total salt	3,573	4,094
Average sales prices (per ton):
Highway deicing	$69.30	$61.73
Consumer and industrial	$154.84	$159.23
Total salt	$80.53	$74.84

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2020	2019
Reported GAAP segment operating earnings	$56.9	$52.3
Depreciation, depletion and amortization	14.6	15.3
Segment EBITDA	$71.5	$67.6
Segment sales	287.8	306.4
Segment EBITDA margin	24.8%	22.1%

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended March 31,
	2020	2019
Sales	$60.6	$37.2
Operating earnings (loss)	$5.2	$(1.6)
Operating margin	8.6%	(4.3)%
EBITDA(1)	$15.7	$10.0
EBITDA(1) margin	25.9%	26.9%
Sales volumes (in thousands of tons)	96	57
Average sales price (per ton)	$632	$656

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2020	2019
Reported GAAP segment operating earnings (loss)	$5.2	$(1.6)
Depreciation, depletion and amortization	10.5	11.6
Segment EBITDA	$15.7	$10.0
Segment sales	60.6	37.2
Segment EBITDA margin	25.9%	26.9%

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended March 31,
	2020	2019
Sales	$62.8	$57.7
Operating earnings (loss)	$0.3	$(2.6)
Operating margin	0.5%	(4.5)%
EBITDA(1)	$5.2	$2.9
EBITDA(1) margin	8.3%	5.0%
Sales volumes (in thousands of tons)
Agriculture	68	52
Chemical solutions	90	82
Total sales volumes	158	134
Average sales prices (per ton):
Agriculture	$602	$681
Chemical solutions	$242	$275
Total Plant Nutrition South America	$397	$431

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2020	2019
Reported GAAP segment operating earnings (loss)	$0.3	$(2.6)
Depreciation, depletion and amortization	5.0	5.6
Net loss in equity method investee	(0.1)	(0.1)
Segment EBITDA	$5.2	$2.9
Segment sales	62.8	57.7
Segment EBITDA margin	8.3%	5.0%

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended March 31,
	2020	2019
Sales	$413.9	$403.7
Shipping and handling cost	101.8	112.9
Product cost	224.8	218.2
Gross profit	87.3	72.6
Selling, general and administrative expenses	43.1	39.4
Operating earnings	44.2	33.2
Other expense (income):
Interest expense	19.0	16.2
Net loss in equity investee	0.1	0.1
(Gain) loss on foreign exchange	(14.3)	5.0
Other, net	0.1	(0.6)
Earnings before income taxes	39.3	12.5
Income tax expense	11.7	4.9
Net earnings	$27.6	$7.6
Basic net earnings per common share	$0.80	$0.22
Diluted net earnings per common share	$0.80	$0.22
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,892	33,874
Diluted	33,892	33,874

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 412,000 and 233,000 weighted participating securities for the three months ended March 31, 2020 and 2019, respectively.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	March 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$109.8	$34.7
Receivables, net	225.0	342.4
Inventories	254.2	311.5
Other current assets	37.2	96.4
Property, plant and equipment, net	953.8	1,030.8
Intangible and other noncurrent assets	530.8	627.4
Total assets	$2,110.8	$2,443.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$40.1	$52.1
Other current liabilities	219.2	243.8
Long-term debt, net of current portion	1,253.7	1,363.9
Deferred income taxes and other noncurrent liabilities	236.3	253.8
Total stockholders' equity	361.5	529.6
Total liabilities and stockholders' equity	$2,110.8	$2,443.2

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$228.6	$128.4

Cash flows from investing activities:
Capital expenditures	(25.3)	(21.5)
Other, net	(0.6)	(0.3)

Net cash used in investing activities	(25.9)	(21.8)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	46.2	61.7
Principal payments on revolving credit facility borrowings	(147.2)	(139.6)
Proceeds from issuance of long-term debt	22.0	18.5
Principal payments on long-term debt	(18.7)	(5.5)
Dividends paid	(24.8)	(24.6)
Deferred financing costs	(0.1)	—
Shares withheld to satisfy employee tax obligations	(0.1)	(0.2)
Other, net	(0.1)	(0.3)

Net cash used in financing activities	(122.8)	(90.0)
Effect of exchange rate changes on cash and cash equivalents	(4.8)	0.2
Net change in cash and cash equivalents	75.1	16.8
Cash and cash equivalents, beginning of the year	34.7	27.0

Cash and cash equivalents, end of period	$109.8	$43.8

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended March 31, 2020	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$287.8	$60.6	$62.8	$2.7	$413.9
Intersegment sales	—	0.3	0.1	(0.4)	—
Shipping and handling cost	89.8	9.0	3.0	—	101.8
Operating earnings (loss)	56.9	5.2	0.3	(18.2)	44.2
Depreciation, depletion and amortization	14.6	10.5	5.0	3.0	33.1
Total assets (as of end of period)	956.5	552.3	561.0	41.0	2,110.8

Three Months Ended March 31, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$306.4	$37.2	$57.7	$2.4	$403.7
Intersegment sales	—	0.5	1.5	(2.0)	—
Shipping and handling cost	103.7	6.0	3.2	—	112.9
Operating earnings (loss)	52.3	(1.6)	(2.6)	(14.9)	33.2
Depreciation, depletion and amortization	15.3	11.6	5.6	2.5	35.0
Total assets (as of end of period)	889.7	594.1	710.6	114.2	2,308.6

(1)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.